Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Investment Funds Inc.:

We consent to the use of our reports dated February 10, 1998 for the Smith Barney Government Securities Fund, Smith Barney Managed Growth Fund, Smith Barney Special Equities Fund, Concert Peachtree Growth Fund, and Smith Barney Investment Grade Bond Fund of Smith Barney Investment Funds Inc. incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Auditors" in the Statement of Additional Information.




	KPMG
Peat Marwick LLP


New York, New York
April 27, 1998